Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated July 31, 2015) pertaining to the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan of our reports dated February 6, 2015, with respect to the consolidated financial statements of Southwest Airlines Co. and the effectiveness of internal control over financial reporting of Southwest Airlines Co. included in its Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Dallas, Texas

July 31, 2015